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                                                                     EXHIBIT 5.1






                             FOLEY, HOAG & ELIOT LLP
                             One Post Office Square
                        Boston, Massachusetts 02109-2170
                            Telephone: (617) 832-1000
                            Facsimile: (617) 832-7000
                                  Telex 940693
                               http://www.fhe.com



                                       November 24, 1998


LIGHTBRIDGE, INC.
67 South Bedford Street
Burlington, Massachusetts  01803

Ladies and Gentlemen:

      We have acted as counsel for Lightbridge, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") relating to the offering of up to 1,000,000 shares of the Company's common stock, $.01 par value ("Common Stock"), issuable, either under options previously issued and currently outstanding or under options issuable after the date hereof, pursuant to the Lightbridge, Inc. 1998 Non-Statutory Stock Option Plan (the "Plan").

      In arriving at the opinions expressed below, we have examined and relied on the following documents:

      (i)   the Registration Statement;

      (ii)  the Plan;

      (iii) the Amended and Restated Certificate of Incorporation of the Company;

      (iv) the Amended and Restated By-Laws of the Company, as amended as of the date hereof; and

      (v) records of meetings and consents of the stockholders of the Company, the Board of Directors of the Company and the Compensation Committee of such Board, all as provided to us by the Company.

In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such other records, documents and instruments of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. We have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as certified or photostatic copies.


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LIGHTBRIDGE, INC.
November 24, 1998
Page Two


      We express no opinion other than as to the General Corporation Laws of the State of Delaware.

      Based upon the foregoing, we are of the opinion that:

      1. The Company has the corporate power necessary for the issuance of Common Stock issuable under the Plan, as contemplated by the Registration Statement.

      2. The shares of Common Stock issuable under the Plan have been duly authorized and, when issued against payment of the agreed consideration therefor in accordance with the respective exercise prices therefor as described in the options relating thereto and the Plan, will be validly issued, fully paid and non-assessable.

      We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                    Very truly yours,

                                    FOLEY, HOAG & ELIOT LLP


                                    By /s/ Mark L. Johnson
                                       -------------------------------
                                       A Partner